UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2005

Commission File Number 333-102289

IN TOUCH MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	01-0626963
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

205 South Myrtle Avenue
Clearwater, Florida	33756
(Address of principal executive offices)	(Zip Code)

(727) 465-0925
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Item 3.02.    Unregistered Sales of Equity Securities.

        On November 30, 2005 the Registrant closed on a $1,000,000 funding of a Senior Secured Convertible Promissory Note (“Note”) and Common Stock Purchase Warrants. The Registrant netted approximately $810,000 after payment of placement agent fees, finder fees, due diligence fees and legal fees in connection with this funding. There was one accredited investor who purchased these securities. The Note bears interest at nine percent (9%) per annum and shall be payable at the option of the Company semi-annually either in cash or in registered common stock at a fifteen percent (15%) discount to the market price. The fixed conversion price is twenty cents (.20). The maturity date of the Note is May 31, 2007.

        In addition, the investor was issued (i) warrants to acquire 5,000,000 common shares at an exercise price of forty-five cents (.45) per share with a five (5) year exercise period; (ii) warrants to acquire 5,000,000 common shares at exercise price of seventy cents (.70) for a seven (7) year exercise period; and (iii) warrants to acquire 5,000,000 common shares at an exercise price of ninety cents (.90) with a ten (10) year exercise period.

        The Registrant has agreed to register all of the shares underlying the Note, warrants, placement agent and finder warrants in connection with this financing. The Registrant is subject to certain liquidated damages not to exceed nine percent (9%) if it does not meet certain filing timelines as more fully set forth in the form of the Registration Rights Agreement attached. The investor was granted other certain rights including an 18 month right of first offer and most favored nations anti-dilution protection. The Registrant also entered into certain other covenants and agreements with the investor as more fully set forth in the form of Note and Purchase Agreement attached.

        In addition, the Company is obligated to issue the placement agent and finder in this transaction warrants to acquire up to 3,200,000 shares of the Registrant’s common stock (10% warrant coverage to placement agent and 6% warrant coverage to the finder) on the same terms and conditions as issued to the investor: (i) warrants to acquire 800,000 common shares are issuable at an exercise price of twenty cents (.20) for sixteen (16) months; (ii) warrants to acquire 800,000 common shares at an exercise price of forty-five cents (.45) with a five (5) year exercise term; (iii) warrants to acquire 800,000 common shares at an exercise price of seventy cents (.70) with a seven (7) year term; and (iv) warrants to acquire 800,000 common shares at an exercise price of ninety cents (.90) with a ten (10) year term. All of these placement agent and finder warrants have cashless exercise and piggyback registration rights.

        In connection with this financing the Board of Directors of the Registrant has adopted an Equity Incentive Plan which reserves up to 10,000,000 shares of the Registrant’s common stock. The Registrant intends to file a Form S-8 in the near future registering the shares underlying this Equity Incentive Plan.

        In connection with this financing the Registrant reached an agreement with the holders of approximately $200,500 of its outstanding convertible notes to convert such notes into 1,649,167 shares of the Registrant’s common stock. The Registrant has granted these noteholders piggyback registration rights.

        The Registrant has also agreed to issue 150,000 shares of its common stock to its counsel in partial satisfaction of legal fees and granted counsel piggyback registration rights.

        Attached to this Form 8-K as exhibits are forms of the documents entered into by the Registrant and the investor. The above is a summary of the terms and conditions of the underlying documents which are incorporated herein by reference and shall control in the event of any inconsistent description or summary of the transactions entered into as described above.

Exhibit Number	Description

99.1	Form of Note and Warrant Purchase Agreement
99.2	Form of Senior Convertible Promissory Note
99.3	Registration Rights Agreement
99.4	Form of Warrant
99.5	Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 30, 2005	IN TOUCH MEDIA GROUP, INC.

	By:	/s/ Laura A. Betterly
Laura A. Betterly Chief Executive Officer